FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       --------------------------------
November 18, 2003                           Gary N. Pelehaty, President
                                              and Chief Executive Officer
                                            (609) 298-0723

                                             FARNSWORTH BANCORP, INC.
                                                Announces 2003 Earnings

         Bordentown, New Jersey -- November 18, 2003 - Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the year ended September 30, 2003, it had net income of $614,000 or $1.70 per share, as compared to net income of $395,000 or $1.18 per share, for the fiscal year ended September 30, 2002. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the increase in earnings during the 2003 fiscal year to increased net interest income from loans originated during the fiscal year.

         Total assets of the Company were $91.8 million at September 30, 2003 as compared to $83.2 million at September 30, 2002. Stockholders' equity was $6.6 million or $15.24 per share at September 30, 2003, as compared to $6.2 million or $17.15 per share at September 30, 2002.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.